December 7, 2011

USA Mutuals
700 North Pearl Street, Suite 900
Dallas, Texas  75201

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A (Registration Nos. 333-57548; 811-10319) (the “Registration Statement”) relating to the sale by you of an indefinite number of Class A and Class C shares of beneficial interest (collectively, the “Shares”), $0.001 par value, of the Generation Wave Growth Fund and the Vice Fund (the “Funds”), each a series of USA Mutuals (the “Trust”), in the manner set forth in the Registration Statement (and the prospectuses included therein).

We have examined:  (a) the Registration Statement (and the prospectuses included therein); (b) the Trust’s Declaration of Trust and Bylaws; (c) certain resolutions of the Trust’s Board of Trustees; and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, Wisconsin and Washington, D.C.
Godfrey & Kahn, s.c. is a member of Terralex®, a worldwide network of independent law firms.